Exhibit (a)(vi)


                                     Example
                         Receipt of Election Form Email

Name:
Date:

The purpose of this email is to acknowledge receipt of your Election Form in conjunction with the Stock Option Exchange Program.

You should know that this acknowledgement is neither a confirmation that the Election Form was completed correctly nor a confirmation that any or all options you have elected to participate in this program will actually be cancelled and exchanged for Replacement Options on the Replacement Option Grant Date. After the Expiration Date of the Offer, you will be provided with a letter confirming our acceptance of your Eligible Options, stating the number of Replacement Options that we will grant to you.
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